SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2000

LCNB CORP.

(Exact name of Registrant as specified in its Charter)

Ohio	0-26121	31-1626393
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

2 North Broadway, Lebanon, Ohio	45036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (513) 932-1414

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

On September 15, 2000, LCNB sent out its third quarter dividend to its shareholders and along with such dividend provided a letter to shareholders. A copy of the letter to shareholders is filed with this report as Exhibit 99 and incorporated herein by reference.

Item 7. Financial Statements and Exhibits.

(a)	Financial statements of business acquired.
Not required.
(b)	Proforma financial information.
Not required.
(c)	Exhibits

Exhibit No.	Description	Page
99	Letter to Shareholders dated September 15, 2000

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

LCNB CORP.
Date: September 15, 2000	By: /s/ Stephen P. Wilson
Stephen P. Wilson President/CEO

Exhibit 99

September 15, 2000

Dear Shareholder:

Enclosed you will find the third quarter dividend check on your LCNB Corp. stock. We are pleased to again pay thirty cents per share, which is five cents greater than the third quarter dividend paid last year. We continue to anticipate the total dividend for 2000 being greater than the total dividend for 1999.

2000 has been a challenging year financially. Despite the hard work of our employees we are operating below our projected budget. There are several reasons for our budget shortfall.

The first challenge has been our inability to fund strong loan growth with growth in core deposits. We have had to fund this increase in loan demand with more expensive certificates of deposit and borrowed funds. We have taken several steps to stimulate core deposit growth. Our pricing, delivery channels, and high service levels are second to none, we simply must sell our products better.

The second financial challenge has been our increased investment in technology. Y2K, PC Banking, Check Imaging, Loan Automation, and linking all of our offices on both a voice and data network have added cost. These have been necessary investments to maintain our high standards in customer service.

The final major area having an effect on our current financial performance has been heavy investment in fixed assets. Opportunities to expand our presence in our market area have added cost. Each is an important opportunity that we feel will add to our long term profitability. These investments include new offices in Goshen and Oxford, a completely renovated and expanded Columbus Ave. Office, seven new ATM machines and the purchase of Dakin Insurance, which has added greatly to our total line of financial products.

Complete financials will be sent to you after the close of our third quarter and in the form of our annual report when we close out 2000.

There is nothing more important to our future profitability than having your business and serving you well, not only as a shareholder, but, as a customer.

Thank you for your continued support.

Sincerely,

LCNB

Stephen P. Wilson

President and CEO